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    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 08/04/2000
   001397503 - 3270252


                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                             ARTHUR TREACHER'S, INC.
                             ----------------------


     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "corporation") is ARTHUR TREACHER'S, INC.

     SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     (a) The total number of shares of stock which the Corporation shall have authority to issue is eighty five million (85,000,000), par value $.001, of which seventy five million (75,000,000) shares shall be classified as common stock, par value $.001, and ten million (10,000,000) shares shall be classified as Blank Check Preferred Stock, par value $.001.

     (b) The shares of Blank Check Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolutions or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such shares shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested issuance of such shares adopted by the board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of


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authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

     (c) Shares of the Corporation's common stock do not entitle the holder thereof to preemptive rights.

     FIFTH: The name and the mailing address of the incorporator is as follows:

     NAME                                         MAILING ADDRESS
     ----                                         ---------------

     Peter M. Pfeiffer                  c/o McLaughlin & Stern, L.L.P.
                                        260 Madison Avenue
                                        New York, NY 10016

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     NINTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and the provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article NINTH.

Signed on August 3, 2000

                                        /s/ Peter M. Pfeiffer
                                        ---------------------
                                        Peter M. Pfeiffer,
                                        Incorporator